EXHIBIT 23.2

A	C	I	ARMANDO C. IBARRA Certified Public Accountants A Professional Corporation

Armando C. Ibarra, C.P.A.	Members of the California Society of Certified Public Accountants
Armando Ibarra, Jr., C.P.A., JD	Members of the American Institute of Certified Public Accountants
Members of the Better Business Bureau since 1997

December 21, 2005

To Whom It May Concern:

The firm of Armando C. Ibarra, Certified Public Accountants, consents to the inclusion of our report of October 10, 2005, on the audited financial statements of NatureWell, Inc., as of June 30, 2005, in any filings that are necessary now or in the near future with the U.S. Securities and Exchange Commission.

Very truly yours,

/s/ ARMANDO C. IBARRA ARMANDO C. IBARRA, C.P.A.

371 "E" Street, Chula Vista, CA 91910
Tel:(619)422-1348	Fax: (619)422-1465